195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Paul McCraven NewAlliance Bank 203 784 5001

NewAlliance Bancshares, Inc. Names Glenn I. MacInnes CFO

New Haven, Connecticut, October 14, 2009 – NewAlliance Bancshares, Inc. (NYSE: NAL), the parent company of NewAlliance Bank, announced today the appointment of Glenn I. MacInnes as Executive Vice President and Chief Financial Officer effective November 2, 2009.

Mr. MacInnes will be responsible for driving NewAlliance Bancshares Inc.’s financial operations, including budget planning and analysis, portfolio management and investment strategy, financial and regulatory reporting, accounting, and investor relations.  He will play an integral role on the company’s executive management team, and report directly to Chairman, President and Chief Executive Officer Peyton R. Patterson.

Mr. MacInnes joins NewAlliance from Citigroup, Inc., where he has spent the last 11 years of his career in a number of senior positions, most recently as the Director of Business Performance Management for the Global Retail Bank. Previously, he was Deputy CFO of Citibank North America; CFO of Citibank (West), FSB; Director of Business Planning and Analysis for Citibank North America; and Controller of the Bank’s Operations and Technology Division.  Before joining Citigroup, he spent 12 years with First Union / First Fidelity Bank, and began his career with United Jersey Bank.

“Glenn brings to NewAlliance not only a track record of more than two decades of bottom line results, but also a sensibility for, and belief in, the community banking model,” said Ms. Patterson.  “He joins us at a time when we see sizable and distinct opportunity for growth ahead, and he rounds out a senior management team that far and away is the strongest I’ve worked with in my career.  We couldn’t be more pleased to welcome Glenn to the NewAlliance team.”

Mr. MacInnes replaces interim CFO Donald T. Chaffee, who will return exclusively to his role as Executive Vice President and Chief Credit Officer.

Mr. MacInnes is a graduate of Susquehanna University, and earned his MBA from Monmouth University.

“It is an honor to be joining a bank that has consistently emerged as a role model for financial institutions large and small across the country,” said Mr. MacInnes.  “The strength of NewAlliance today says a lot about the values of the bankers here, and is strong evidence for the relevance of the community banking model.  Moreover, operating from a position of strength poises NewAlliance to capitalize on unique opportunities for growth in the months and years ahead.  It’s an exciting time for NewAlliance Bank, and I am exceedingly proud to now say I’m part of the team.”

NewAlliance Bancshares, Inc. is a New Haven, Connecticut headquartered regional banking and financial services company and the parent company of NewAlliance Bank, the third largest bank headquartered in Connecticut and the fourth largest headquartered in New England. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services. On June 30, 2009, the Company had $8.58 billion in assets and operated 87 banking offices in Connecticut and Massachusetts.

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